Exhibit 10.2

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

9 January 2025

Peter Mullin

Finance Director and Chief Financial Officer

Apartment 503, 84 Cutter Street

Richmond 3121

Dear Peter

Finance Director Incentive Program

The Remuneration & Nomination Committee, on behalf of the Board, is pleased to make an offer to you of Options under Universal Biosensors, Inc.’s (the Company or UBI) “Employee Incentive Plan” which was approved by the Board in August 2021 (the Plan) on the terms of this offer letter (this Offer). Terms used in this Offer have the same meaning as used in the rules of the Plan (the Rules).

Key terms of this Offer are as follows:

a)	the Offer comprises the following Options, with the following Exercise Price, vesting date, last exercise date and vesting conditions:

Tranche	Number of Options	Exercise Price	Vesting Date / First Exercise Date	Vesting Conditions	Last Exercise Date
Tranche A	5,000,000	$0.15	One year after the date of grant

You having been an employee or a deemed employee for the purposes of section 83A-35 of the Tax Act, of a company within the UBI group (Group) at all times between the date of grant and vesting date (inclusive), and during that period you are not serving a period of notice prior to you ceasing to be employed by a Group company.

					5:00pm (Melbourne time) on the date that is two years after the vesting date
Tranche B	5,000,000	$0.20	Two years after the date of grant
Tranche C	5,000,000	$0.30	Three years after the date of grant

b)

the grant of the Options is subject to the Rules, including Rule 5. Any obligation on the Company to issue you the Options will not be binding unless and until each of the following conditions (together, the Conditions) is and remains satisfied:

i)	you being appointed to, and remaining in the role of, Finance Director and Chief Financial Officer of the Company; and
ii)	the Company obtaining all necessary shareholder approvals for the purposes of Listing Rule 10.14 at its next annual general meeting, which is expected to be convened and held in May 2025.

The Options will be granted to you as soon as possible after the Conditions are met;

c)	in the event the Condition in paragraph b)ii) is not satisfied by 30 June 2025:
i)	but the Condition in paragraph b)i) is satisfied;
ii)	the vesting conditions for a tranche of Options are satisfied on the date that would have been the vesting date (if the date of grant was 30 June 2025); and
iii)	if granted, the Options would not have lapsed under Rule 15,

the Company will within 10 Business Days after the date that would have been the vesting date (if the date of grant was 30 June 2025) pay You a monetary value equal to the volume weighted average market price (as defined in the Listing Rules) of the CDIs traded on ASX over the 3 month period prior to the vesting date (rounded down to the nearest whole cent), less the Exercise Price of Options in the relevant tranche, multiplied by the number of Options in the relevant tranche. Such amount will be inclusive of Tax and superannuation, and any Tax required to be withheld by the Company and superannuation contribution applicable to the payment will be deducted from the amount paid to you.

d)	the Options will be granted to you for nil monetary consideration;

e)	notwithstanding Rule 15.4 and Rule 16, the Board will, if you request, apply a net settlement procedure as follows:

i)	you will not be required to pay the Exercise Price for the Options which are exercised; and
ii)	the number of CDIs which the Company will issue to you as a result of the exercise is the number determined by the following formula:

Where:

N	=	the number of CDIs to be issued resulting from the exercise, rounded up in the event of fractional entitlements
n	=	the total number of CDIs which would be issued as a result of the exercise, if you paid the Exercise Price for each Option
EP	=	the aggregate of the Exercise Price for all Options exercised, expressed in dollars and cents and rounded down to the nearest whole cent
P	=

the volume weighted average market price for the CDIs traded on ASX over the 5 trading days prior to the date on which the Options are exercised, expressed on a per CDI basis, in dollars and cents and rounded down to the nearest whole cent

f)	prior to an Option being exercised, and subject at all times to the CDI being granted on the valid exercise of an Option, you are not entitled to, by virtue of holding an Option:
i)	notice of, or to vote or attend at, a meeting of the shareholders of the Company; or
ii)	receive any dividends or other distributions paid by the Company;

g)	notwithstanding the provisions in Rule 16, you cannot exercise the Options during any “Trading Embargo” under the Securities Trading Policy;

h)

if on the Exercise Date, the Company is in possession of any “excluded information” (as defined in section 708A(7) of the Corporations Act), any CDIs issued to you upon exercise of the Option will be on the condition that you cannot trade the CDIs for 12 months after the date the Company issues the CDIs to you;

i)	this Offer is subject to the Rules, a copy of which is enclosed. In the event of any inconsistency between the Rules and this Offer, this Offer will apply to the extent of the inconsistency;

j)	by accepting the Options, you agree:

i)	to be bound by the terms and conditions of this Offer and the Rules;
ii)	to be bound by the terms and conditions of the Constitution;
iii)

to irrevocably appoint any person nominated by the Board from time to time as your attorney to complete and execute any documents and do all acts on its behalf which may be convenient or necessary for the purpose of giving effect to the Rules or this Offer (as applicable); and

iv)	to be entered on the register of Option holders of the Company as the holder of the Options applied for, and any CDIs issued on the exercise of the Options; and

k)	this Offer is being made to you in reliance on the relief afforded to offer of securities under section 708(12) of the Corporations Act for which you qualify.

The current market price of the underlying CDIs to which the Options relate can be found on ASX’s website (https://www.asx.com.au/markets/company/ubi) or the Company’s website (https://universalbiosensors.com/investor-centre/asx-share-price/).

You should be aware that the business, assets and operations of the Group are subject to certain risk factors (including general stock market and economic conditions as well as the specific performance of the Group, many of which are outside the control of the Group). These risk factors have the potential to influence the operating and financial performance of the Group in the future and can impact on the value of an investment in the securities of the Company, including the Options offered under the Plan, and CDIs issued on exercise of the Options. There is no guarantee of profitability, dividends, return of capital or the price at which CDIs will trade on the ASX.

The Company makes no representation or warranty as to the value of Options or CDIs, or with respect to any tax, legal or financial matters affecting any Participant in connection with the Plan.

Neither the Company, nor any of its directors, officers or employees are liable for anything done or omitted to be done by such person or any other person with respect to price, time, quantity or other conditions and circumstances of the issue or acquisition of Options or CDIs pursuant to the Rules or this Offer, or in any other manner related to the Plan.

This Offer and all other documents provided to you at the time of this Offer contain general advice only. Any advice given by the Company or any of its directors, officers or employees in relation to the Options or underlying CDIs does not take into account your objectives, financial situation and needs (including financial or taxation issues). You should consider obtaining your own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give such advice. You are advised to seek independent professional advice in respect of this Offer, the Tax consequences of the grant of Options and the acquiring and disposing of any CDIs that are issued on exercise of Options pursuant to the Rules, according to your own objectives, financial situation or needs.

This Offer remains open for acceptance by you until 5.00 pm on 23rd January 2025 at which time this Offer will close and lapse. If you wish to accept this Offer, please sign below and return a copy of this Offer to Salesh Balak at sbalak@universalbiosensors.com.

If you have any questions, please feel free to contact me.

Yours sincerely

Graham McLean

Chairman

Universal Biosensors, Inc.

Enc.

Confirmation and acceptance of this Offer

I confirm that I have read, understand and agree to the terms and conditions of this Offer.

/s/ Peter Mullin	13 January 2025
Peter Mullin	Date